Exhibit 99.1

From:	Hifn, Inc.
750 University Avenue Los Gatos, CA 95032
Contact:	William R. Walker, Vice President and Chief Financial Officer 408-399-3537 wwalker@hifn.com

Hifn, Inc. Reports Q4 FY2008 Results

LOS GATOS, Calif., November 3, 2008 – Hifn™ (NASDAQ: HIFN) today reported financial results for the fourth quarter ended September 30, 2008. This press release contains both GAAP and non-GAAP financial information for which a reconciliation can be found on the final page.

Revenues for the fourth quarter of fiscal 2008 were $9.0 million, a decrease of 12 percent from the $10.2 million in revenues reported in the previous quarter and a decrease of 18 percent from the $11.0 million in revenues reported in the fourth quarter of fiscal 2007. Revenues for the twelve months ended September 30, 2008 were $39.4 million, a decrease of eight percent from the $43.0 million reported for the twelve months ended September 30, 2007.

Net loss for the fourth quarter ended September 30, 2008, on a GAAP basis, was $3.2 million, or $0.22 per share. Non-GAAP net loss for the fourth quarter of fiscal 2008, adjusted for stock-based compensation expense, amortization of intangible assets and impairment of investments, was $1.9 million, or $0.13 per share. Net income for the fourth quarter ended September 30, 2007, on a GAAP basis, was $584,000, or $0.04 per share. Non-GAAP net income for the fourth quarter of fiscal 2007, adjusted for stock-based compensation expense and amortization of intangible assets, was $1.9 million, or $0.13 per share.

Net loss for the twelve months ended September 30, 2008, on a GAAP basis, was $7.8 million, or $0.53 per share. Non-GAAP net loss for the twelve months ended September 30, 2008, adjusted for stock-based compensation expense, amortization of intangible assets and impairment of investments, was $2.5 million, or $0.17 per share. Net loss for the twelve months ended September 30, 2007, on a GAAP basis, was $2.5 million, or $0.18 per share. Non-GAAP net income for the twelve months ended September 30, 2007, adjusted for stock-based compensation expense and amortization of intangible assets, was $2.8 million, or $0.19 per share.

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“We are disappointed with the results this quarter.  In the fourth quarter, security product revenues and gross margins were reduced by a non-Hifn related manufacturing issue at our largest customer. Revenues were further impacted by a large transaction that slipped into October,” said Albert Sisto, chairman and chief executive officer of Hifn. “Hifn is well positioned to further its customer and revenue diversification and improve its competitive advantage. Our balance sheet is strong with no debt and we remain in a robust R&D cycle, which is now delivering a range of compelling new products. We believe that our long-term growth prospects have not changed. The continued growth of data storage capacity, coupled with the new converged networks of the data center are presenting us with significant opportunities to broaden the reach of our Express Card product portfolio as well as diversify our customer base. Although we are not immune to an industry slowdown, our industry-leading technology and business model position us well to expand our leadership and competitive advantages during these challenging times," Sisto continued.

“During the fourth quarter, Hifn repurchased 152,400 shares of common stock at an average price per share of $4.31, for an aggregate purchase price of $656,000," said William Walker, Hifn’s vice president and chief financial officer. “Under the stock repurchase program, which expired September 30, 2008, Hifn repurchased 344,142 shares of common stock, for an aggregate purchase price of $1.6 million,” Walker continued.

Hifn management will hold a conference call to discuss these results today, November 3, 2008, at 1:30 p.m. Pacific Standard Time (PST). Those wishing to join should dial 866-219-5269 (domestic U.S.) or 703-639-1121 (international) at approximately 1:15 p.m. Playback of the conference call will be available for 48 hours after the call and may be accessed by calling 888-266-2081 (domestic U.S.) or 703-925-2533 (international), pass code 1296415. This press release and information regarding the conference call, including a webcast of the call, may be accessed through the Investor Relations page in Hifn’s corporate website at www.hifn.com.

 About Hifn

Hifn (NASDAQ: HIFN) delivers the key OEM ingredients for 21st century storage and networking environments. Leveraging over a decade of leadership and expertise in the development of purpose-built Applied Services Processors (ASPs), Hifn is a trusted partner to industry leaders for whom infrastructure innovation in storage and networking is critical to success. With the majority of secure

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networked communications flowing through Hifn technology, the 21st century convergence of storage and networking drives our product roadmap forward. For more information, please visit: www.hifn.com.

Use of Non-GAAP Financial Measures

This release contains non-GAAP financial measures (non-GAAP net income or loss) that exclude the effects of stock-based compensation expense, amortization of intangible assets and impairment of investments. Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures are detailed in the Reconciliation of GAAP Measures to non-GAAP Measures attached to this press release. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Hifn's results of operations as determined in accordance with GAAP.

We believe that excluding stock-based compensation expense, amortization of intangible assets and impairment of investments provides supplemental information and an alternative presentation useful to investors' understanding of the company's core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

 Investors have indicated that they consider financial measures of our results of operations excluding stock-based compensation expense, amortization of intangible assets and impairment of investments as important supplemental information useful to their understanding of our historical results and estimating of our future results.

Management uses non-GAAP financial measures internally for evaluating current financial performance, strategic decision making and forecasting. Given the importance of non-GAAP measures to management, Hifn believes these non-GAAP measures will help analysts and investors better understand

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management’s assessment of the company’s operational financial performance as compared with prior periods.

This press release contains forward-looking statements, such as: statements about Hifn’s future financial performance; long-term growth prospects; continued growth and diversification of customers and revenues; utilization of Hifn’s competitive advantages; the potential of future revenue generation from Hifn’s research and development activities; successful penetration of new customers and markets with the Express Card product portfolio; and the expansion of our leadership [in the security product industry] and utilization of competitive advantages. Readers are cautioned that Hifn’s forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, such as: changes in customer demand and customer ordering patterns, whether as a result of the current worldwide economic slowdown or otherwise; diversification of our customer base and sources of revenues; our ability to execute our product and technology roadmap; our continued ability to control expenses as compared with prior periods; and an economic slowdown in the technology sector. Additional risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn undertakes no special duty to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Hifn’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Hifn’s results of operations for the three months ended September 30, 2008 are not necessarily indicative of Hifn’s operating results for any future periods. Any projections in this release are based on limited information currently available to Hifn and speak only as of the date of this release.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

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HIFN, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007

Net revenues	$9,004	$10,998	$39,418	$42,967

Costs and operating expenses:
Cost of revenues	3,560	3,468	13,823	14,232
Research and development	3,704	2,589	13,942	12,925
Sales and marketing	2,568	2,276	10,570	8,312
General and administrative	1,784	1,518	6,597	8,558
Amortization of intangibles	749	826	2,996	3,038
Purchased in-process research & development	-	159	-	159
	12,365	10,836	47,928	47,224
Income (loss) from operations	(3,361)	162	(8,510)	(4,257)
Interest and other income, net	227	431	899	1,900
Income (loss) before income taxes	(3,134)	593	(7,611)	(2,357)
Provision for income taxes	19	9	145	184
Net income (loss)	$(3,153)	$584	$(7,756)	$(2,541)

Net income (loss) per share:
- Basic	$(0.22)	$0.04	$(0.53)	$(0.18)
- Diluted	$(0.22)	$0.04	$(0.53)	$(0.18)

Weighted average shares outstanding:
- Basic	14,645	14,338	14,766	14,092
- Diluted	14,645	14,682	14,766	14,092

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HIFN, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	September 30, 2008	September 30, 2007

ASSETS

Current assets:
Cash & short-term investments	$34,371	$35,322
Accounts receivable, net	6,651	7,450
Inventories	2,283	2,784
Prepaid expenses and other current assets	1,482	1,428
Total current assets	44,787	46,984

Other receivables	129	189
Property and equipment, net	1,927	1,982
Goodwill, intangibles and other assets, net	6,444	9,811
	$53,287	$58,966

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,930	$1,467
Accrued expenses and other current liabilities	3,744	4,051
Total current liabilities	5,674	5,518

Stockholders’ equity:
Common stock	15	15
Paid-in capital	175,164	171,573
Accumulated other comprehensive income (loss)	(102)	3
Accumulated deficit	(121,472)	(113,716)
Treasury stock, at cost	(5,992)	(4,427)
Total stockholders’ equity	47,613	53,448
	$53,287	$58,966

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HIFN, INC. RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007

GAAP net income (loss)	$(3,153)	$584	$(7,756)	$(2,541)
Reconciling items:
Stock-based compensation expense	474	512	1,854	2,261
Amortization of intangibles	749	826	2,996	3,038
Impairment of investments	(18)	-	364	-
Non-GAAP net income (loss)	$(1,948)	$1,922	$(2,542)	$2,758

GAAP basic net income (loss) per share	$(0.22)	$0.04	$(0.53)	$(0.18)
Reconciling items:
Stock-based compensation expense	0.04	0.03	0.13	0.16
Amortization of intangibles	0.05	0.06	0.20	0.22
Impairment of investments	0.00	0.00	0.03	0.00
Non-GAAP basic net income (loss) per share	$(0.13)	$0.13	$(0.17)	$0.20

GAAP diluted net income (loss) per share	$(0.22)	$0.04	$(0.53)	$(0.18)
Reconciling items:
Stock-based compensation expense	0.04	0.03	0.13	0.16
Amortization of intangibles	0.05	0.06	0.20	0.21
Impairment of investments	0.00	0.00	0.03	0.00
Non-GAAP diluted net income (loss) per share	$(0.13)	$0.13	$(0.17)	$0.19

Shares used to calculate GAAP net income (loss) per share:
Basic	14,645	14,338	14,766	14,092
Diluted	14,645	14,682	14,766	14,092

Shares used to calculate non-GAAP net income (loss) per share:
Basic	14,645	14,338	14,766	14,092
Diluted	14,645	14,682	14,766	14,302